Exhibit 99.4

Investor Contact
Stacy Roughan
Director, Investor Relations
DineEquity, Inc.
818-637-3632

Media Contact
Lucy Neugart
Sard Verbinnen & Co
415-618-8750

DineEquity, Inc. Announces the Sale of 20 Company-Operated

Applebee’s Restaurants in Virginia

GLENDALE, Calif., October 11, 2010 — DineEquity, Inc. (NYSE: DIN), parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced that it has entered into an asset purchase agreement with Apple Investors Group LLC for the sale of 20 company-operated Applebee’s restaurants located in the Roanoke and Lynchburg markets in the state of Virginia. The purchase agreement does not contain a financing contingency, but closing is subject to regulatory processes related to liquor license transfers and other customary closing conditions. The transaction is expected to close in the fourth quarter 2010.

The transaction is expected to result in after-tax proceeds of approximately $12 million and is expected to reduce sale-leaseback related financing obligations by approximately $15 million associated with nine properties.

“Apple Investors Group acquired seven company-operated Applebee’s restaurants in New Mexico in 2009. We are pleased to expand our relationship with a strategic buyer, placing our company restaurants in the hands of an experienced and committed franchise operator,” said Julia A. Stewart, DineEquity’s chairman and chief executive officer. “Additionally, this transaction reflects another step toward our strategic goal of transitioning Applebee’s into a more highly franchised restaurant system over time.”

Anand D. Patel, principal owner of Apple Investors Group LLC, said, “Applebee’s is a strong brand committed to extending its market share leadership position in the grill & bar category. We believe this transaction provides a unique opportunity for us to deepen our commitment to Applebee’s and build upon our successful acquisition of Applebee’s company-operated restaurants last year. We are excited about the future and look forward to representing the Applebee’s brand in the Roanoke-Lynchburg market.”

The transaction is expected to produce gross cash proceeds of $16 million including inventory and is expected to result in an approximate $4 million tax liability. The Company also expects to pay $3 million related to the settlement of net working capital liabilities and deal costs. Additionally, the sale of these company-operated Applebee’s restaurants is expected to result in approximately $0.6 million of annualized General & Administrative savings.

DineEquity, Inc.

In addition to today’s transaction, DineEquity previously announced the sale of 63 company-operated Applebee’s restaurants in Minnesota and parts of Wisconsin, and, in a separate release today, announced the sale of 36 company-operated Applebee’s in Missouri and Illinois. These transactions are expected to close in the fourth quarter 2010 and first quarter 2011, respectively, subject to customary closing conditions and regulatory approvals. To date, DineEquity has sold a total of 110 Applebee’s company-operated restaurants in five states since its acquisition of Applebee’s International in November 2007.

As of June 30, 2010, more than 88% of DineEquity’s Applebee’s and IHOP restaurants were franchised. Upon consummation of the pending sales of 119 company-operated Applebee’s restaurants described in this release, 92% of restaurants will be franchised.

Apple Investors Group LLC (AIG) currently owns and operates seven Applebee’s Neighborhood Grill & Bar restaurants in Albuquerque, New Mexico. AIG’s principal owner, Anand “Andy” Patel, is the principal of a multi-franchisee group which has been involved in the restaurant and hotel businesses for more than 22 years. Representing $45 million in sales and with nearly 1,000 employees, the group currently owns and operates 18 IHOP restaurants, three Stevi B’s restaurants and two hotels in Florida, in addition to its Applebee’s restaurants located in New Mexico.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands. With nearly 3,500 restaurants combined, DineEquity is the largest full-service restaurant company in the world. For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of DineEquity, Inc.’s (the “Company”) strategic growth plan; the availability of suitable locations and terms for sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with the Company’s indebtedness; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; potential litigation and associated costs; continuing acceptance of the International House of Pancakes (“IHOP”) and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.